SECOND AMENDMENT TO
ETF DISTRIBUTION AGREEMENT

This Second amendment (the “Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of December 13, 2017 by and among American Century ETF Trust (the “Trust”) and Foreside Fund Services, LLC (the “Distributor”) is effective as of June 5, 2018 (the “Effective Date”).

WHEREAS, the Trust and Distributor (“the Parties”) desire to amend the Agreement to reflect the addition of two funds; and
WHEREAS, pursuant to Section 8(d) of the Agreement, all amendments are required to be in writing and executed by the parties hereto.
NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto to reflect the addition of American Century U.S. Quality Growth ETF and American Century Quality Diversified International ETF.

3.Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

AMERICAN CENTURY ETF TRUST     FORESIDE FUND SERVICES, LLC

By: /s/ Edward Rosenberg                By: /s/ Mark Fairbanks
Name: Edward Rosenberg                Mark Fairbanks, Vice President
Title: Vice President

EXHIBIT A

As of July 5, 2018

American Century STOXX U.S. Quality Value ETF
American Century Diversified Corporate Bond ETF
American Century U.S. Quality Growth ETF
American Century Quality Diversified International ETF